CODE OF BUSINESS CONDUCT AND ETHICS
(As Revised and Implemented March 20, 2012)

Nashville Capital Corporation (“Firm” or “Company”) maintains a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable federal securities laws, including rules and regulations promulgated by the Securities and Exchange Commission (“SEC”).  This Code of Business Conduct and Ethics (the “Code”) applies to each employee of the Company.   It is designed to ensure compliance with legal requirements and the Company’s standards of business conduct.

You have the responsibility at all times to place the interests of Clients first, to not take advantage of Client transactions, and to avoid any conflicts, or the appearance of conflicts, with the interest of Clients. The Policy on Personal Securities Transactions provides rules concerning your personal transactions in Securities that you must follow in carrying out these responsibilities. You also have a responsibility to act ethically, legally, and in the best interests of Nashville Capital Corporation and our Clients at all times. The Code of Business Conduct sets forth rules regarding these obligations. You are expected, not only to follow the specific rules, but also the spirit of the Code of Ethics.  In addition to compliance with this Code, employees must comply with the policies and procedures that have been adopted by the Firm.

These general principals govern all conduct, whether or not the conduct also is covered by more specific standards and procedures described in this Code.   The Code is designed to meet certain requirements under Rules 17j-1 and 204A-1 and does not purport to comprehensively cover all types of conduct or activities which may be prohibited or regulated by laws and regulations applicable to the Firm and its employees.  While this Code does not address every possible situation that may arise, every employee is responsible for exercising good judgment, applying ethical principles, and bringing potential violations to the attention of the Chief Compliance Officer (“CCO”), Paul Ordonio.  The CCO is responsible for ensuring compliance with this Code.

To this end, employees shall read and understand this Code and uphold the standards in the Code in their day-to-day activities at the Company.

I. STANDARDS OF BUSINESS CONDUCT

A. Place the interest of the Client first i. Fiduciary

As a fiduciary, you must avoid serving your own personal interests ahead of the interests of our Clients. You may not cause a Client to take action, or not to take action, for your personal benefit rather than the benefit of the Client.

This fiduciary duty requires us to uphold our affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of our clients.  Compliance with this duty can be achieved by attempting to avoid conflicts of interest or potential conflicts of interest and then by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

In order to meet this standard, Supervised Persons (which as defined below includes all Nashville Capital Corporation employees) are prohibited from the following as applicable to your duties:

1.  Failing to make a timely recommendation of a suitable security purchase or sale to a Client in order to avoid an actual or apparent conflict with a personal transaction in a security.

2.  Using knowledge about pending or currently considered securities transactions for Clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

3.  Negotiating or making decisions regarding the Firm’s business with any companies in which the Supervised Person has an investment or other personal interest without first seeking approval from the CCO.

4.  Acquiring, directly or indirectly, any Beneficial Interest in any Initial Public Offering or Limited Offering with respect to any security without first prior approval from the CCO or his designee.    Persons seeking such approval must provide details regarding the transaction and certify that the investment opportunity did not arise by virtue of the person’s activities on behalf of  any  Client.    Such  requests must  be  submitted on  the  form  designed for  the  request  to participate in an Initial Public Offering or a Limited Offering.

All employees are required to disclose any situations once they become aware of any personal interest that is or might be in conflict with the interest of a client to the CCO for appropriate consideration and obtain written approval from the CCO before taking action.

Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates to the CCO.    If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.  Any situation that could have potentially been a conflict of interest is reviewed on a trade-by-trade basis.

ii. Outside Business Activity

All Supervised Persons are required to promptly notify the CCO in writing of all outside business activity resulting in or potentially resulting in additional compensation arrangements, including monetary or other benefits that are or have the potential to be a conflict of interest.

iii. Service on Boards

Investment Personnel shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval by the CCO.   In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

iv. Restrictions on Political Contributions

Supervised Persons are prohibited from making political contributions to an elected official or candidate who may be in a position to influence the selection of our firm to provide advisory services to a government entity (“pay to play activities”). In an effort to control such activities, supervised persons are prohibited from making direct or indirect political contributions in excess of the de minimis exception as defined in Rule 206(4)-5.  The de minimis exception allows contributions of $350 or less per election for any candidate for whom the supervised person is entitled to vote at the time of the contribution and $150 for any candidate for whom the supervised person is not entitled to vote.  Please note that the primary and general elections are considered different elections for the purposes of this rule.  Supervised Persons are further prohibited from soliciting or coordinating other person(s), political parties, or political action committee(s) (PAC) to make a contribution to an elected official, candidate or political party for the purpose of making a contribution that exceeds the de minimis exception that applies to the Supervised Person.   If a Supervised Person wishes to make a contribution in excess of $150 (even if the candidate is someone the supervised person is entitled to vote for) the contribution must be pre-approved by the CCO. Finally, Supervised Persons are required to report all direct or indirect contributions to government officials and candidates including payments to state or local parties and PACs on a quarterly basis.

B. Avoid Taking Inappropriate Advantage of your Position

The receipt of investment opportunities, gifts or gratuities from persons seeking business with the Firm directly, or on behalf of a Client could call into question the independence of your business judgment.  In addition, any activity that involving the misuse of material non-public information by the Firm or its employees must be avoided and is prohibited.

i. Gifts and Entertainment

Gifts may be given and accepted only in accordance with normally accepted business practices and if they do not raise the question of impropriety. A question of impropriety may be raised if a gift inappropriately influences or gives the appearance of inappropriately influencing the recipient.

Supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.

1. Gifts - No Supervised Person may receive any gift, service, or other thing with a value of greater than $100 from any person or entity that does business with or on behalf of the Firm without approval from the CCO. No Supervised Person may give or offer any gift with a value of more than $100 to existing clients, prospective clients, or any entity that does business with or on behalf of the Firm without pre-approval by the CCO.

No Supervised Person may give or accept cash gifts or cash equivalents to or from a Client, prospective client, or any entity that does business with or on behalf of the Firm.

Employees are prohibited from soliciting for themselves or the Firm gifts or anything of value or otherwise using their position with the Firm inappropriately to obtain anything of value from a Client, supplier, or person to whom the employee refers business, or any other entity with which the Firm does business.   An inappropriate benefit would include the receipt of any intended benefit for oneself or any other individual or organization except a benefit for a Client or the Firm, as appropriate.

2. Entertainment - No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Firm.   Employees may provide or accept a business entertainment event, such as a dinner, of reasonable value, if the person or entity providing the entertainment is present.

Employees are required to report on an annual basis the receipt of any business entertainment where the employee believes the value may exceed $200 per recipient.  Non-partner employees must seek pre-approval for certain types of business entertainment prior to accepting such entertainment.  Employees are permitted to accept business entertainment such as meals and beverages without receiving prior approval so long as that entertainment is neither so frequent nor so extensive as to raise any question of impropriety.   Any entertainment other than meals or beverages received by non-partner employees should be pre-approved whenever possible.   In those circumstances where the entertainment is provided as part of a conference and pre-approval is impractical then the employee must report the entertainment after the event.  Employees may not accept transportation to events or lodging.  Any occasions where transportation or lodging might be provided must be reported to the CCO.

ii. Insider Trading

Supervised persons are prohibited from trading in a security, either personally or on behalf of others, while in possession of material, nonpublic information on that security and are prohibited from communicating material nonpublic information to others in violation of the law.   The term “material nonpublic information” relates not only to issuers but also to the firm’s securities recommendations and client securities holdings and transactions.

If you believe that you could have information that might be considered material non-public information please discuss the information with the CCO or Officer of the Firm for help in determining if you do in fact have information that should restrict trading.

1.   Do not purchase or sell related securities on behalf of yourself or others, including Client accounts and

2.   Do not communicate the information inside or outside the Firm, other than to the CCO or Officer of the Firm.

After the CCO and any Officer of the Firm have reviewed the issue, you will be instructed to continue the prohibitions against trading and communications or will be allowed to trade and communicate the information.

The federal securities laws, including the US laws governing insider trading, are complex.  If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the impropriety of any action, you should contact the CCO.  Until advised to the contrary by the CCO, you should presume that the information is material and non-public and you should not trade in the securities or disclose this information to anyone.

iii. Consequences

Penalties  for  trading  on  or  communicating  material  non-public  information  are  severe,  both  for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.   Penalties include: civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually  benefited, and  fines  for  the  employer or  other  controlling person  of  up  to  the  greater  of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Firm, including possible dismissal of the persons involved.

C. Conduct All Personal Investment Activities Consistent With This Code

i.  You must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code.  You would, for example, violate this Code if you made a personal investment in a security that might be an appropriate investment for a Client without first considering the security as an investment for Client accounts.

Supervised Persons shall not:

1.  Use knowledge of portfolio transactions made for or contemplated for Clients to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security that is traded by a Client account.

2.  Knowingly take advantage of a corporate opportunity of a Client for personal benefit, or take action inconsistent with such Person’s obligations to a Client. All personal securities transactions must be consistent with this Code and must avoid any actual or potential conflict of interest or any abuse of any person’s position.

3.  Make any transaction in a Covered Security in anticipation of a Client’s transaction (front- running).

4.  Purchase or sell any Covered Security with knowledge of trading or pending trade activity for any Client account.

Prohibitions on the purchase or sale of a security above includes a prohibition on the purchase or sale of related securities such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.

ii. Pre-Clearance

1.  No Access Person may buy or sell any Covered Security for an account in which he or she has a  Beneficial Interest, without receiving the appropriate pre-approval (see Exhibit B attached). Pre-clearance is granted for one business day unless otherwise requested and approved.   All trades should be approved by the CCO (or his designee) unless otherwise exempt. Regardless of reason, if the compliance file lacks a written approval, the trade is deemed not to have been approved. The original signed approval form must be returned to the CCO and you should keep a copy for your records as well.

2.  No Supervised Person may redeem shares of an affiliated Fund within thirty 30 calendar days of a purchase of the same Fund without having first obtained pre-clearance for the redemption. A Supervised Person may take advantage of an automatic payroll deduction to purchase shares of an affiliated Fund.  They are reminded that redeeming shares of the same affiliated Fund will likely require pre-clearance.

3.  Initial Public Offerings - Access Persons are prohibited from acquiring any securities in an initial public offering without first obtaining pre-clearance.

4.  Limited or Private Offerings – Access Persons are required to obtain prior approval of any acquisition of securities in a limited offering such as a private placement. Employees should keep in mind that private placements might include things such as a country club membership that may not on first inspection seem like reportable items.

5.  Blackout periods – Employee trading is typically subject to a blackout period of 7 days prior to and after a block trade with the following exception: an employee trade may be approved after the client block if both the block and employee trade are on the same side of the market.  This means that an employee can buy a security after all client purchases are executed but cannot sell shares after clients have purchased shares.  Accounts traded by the Firm that include proprietary assets are permitted to trade at the same time as institutional client accounts as part of the institutional block of accounts.

iii. Disclaimer of Beneficial Ownership

Any report under this section may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

iv. Pre-Clearance Exemptions

The following security types are exempted from the pre-clearance requirements of the Code:

1. Purchases, sales or other transactions effected in any account over which such person has no direct or indirect influence or control (such as an account managed by a third party);

2. Purchases or sales pursuant to an automatic investment plan

3. Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

4. Acquisition of securities through stock dividends, dividend reinvestments, stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

5. Open end mutual funds other than the sale of mutual funds advised or sub-advised by the firm;

6. Closed end mutual funds including Exchange Traded Funds (commonly known as ETFs);

7. Unit Investment Trusts;

8. Exchange traded funds that are based on a broad-based securities index;

9. Futures and options on currencies or on a broad–based securities index;

10. Any fixed income securities transactions, or series of related transactions effected over a 30 calendar day period, involving 100 units ($100,000 principal amount) or less in the aggregate, if the Access Person has no prior knowledge of transactions in such securities by any Fund.

v. Watch Lists and Restricted Lists

Whenever the CCO determines that a Supervised Person of the Firm is in possession of material non- public information with respect to a company (regardless of whether it is currently owned by any client, but  particularly  if  the  Firm  is  analyzing  or  recommending securities  for  client  transactions), such company will be placed either on a Watch List or on a Restricted List.  If the company is placed on a Watch List, the flow of the information to other Firm personnel will be restricted in order to allow such persons to continue their ordinary investment activities.  If the CCO determines that material non-public information is in the possession of a Supervised Person and cannot be adequately isolated through the use of the Watch List, the company will be placed on a Restricted List.   The CCO will also have the discretion of placing a company on the Restricted List even though no breach of the Watch List has or is expected to occur with respect to the material non-public information about the company.  Such action may be taken by such persons for the purpose of avoiding any appearance of the misuse of material non- public information. When a company is placed on a Watch List or Restricted List, all Supervised Persons are prohibited from personal trading in securities of those companies.

The CCO will be responsible for determining whether to remove a particular company from the Watch List or Restricted List.  The Watch List and Restricted List are highly confidential and should not, under any circumstances, be discussed with or disseminated externally or to anyone other than the persons noted above.

vi. Reporting

Access Persons of the Firm shall submit reports attached as Exhibits A-E to the CCO (or his delegate) showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions listed as non-covered securities.:

1. Initial Holdings Report. On the form provided as Exhibit A every Access Person must report to the CCO no later than 10 days after that person becomes an Access Person, the covered securities that they own and the location of their accounts.

2. Quarterly Reports. Quarterly securities transaction and account establishment reports provided as Exhibits C and D (if applicable) shall be made by every Access Person no later than 10 days after the end of each calendar quarter.   The forms shall contain information regarding the transactions executed during the period and any new accounts established during the period.

With regard to transaction reports, all Access persons must submit to the CCO or his designee, quarterly securities transactions reports that meet the following requirement:

Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or, as a result of the transaction required, any direct or indirect beneficial ownership:

1. The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3. The price of the security at which the transaction was effected;

4. The name of the broker, dealer or bank with or through which the transaction was effected; and

5. The date the access person submits the report.

3. Annual Reports.  Every Access Person must annually report to the CCO on the form provided in Exhibit E (or similar form), no later than 30 days after the end of each calendar year a listing of their covered security holdings and the name of the custodian of the assets, if applicable.  The information provided must be current as of a date no more than 30 days before the report is submitted). Additionally, every Access Person must annually certify to the CCO on the form provided in Exhibit G (or similar form), that this Code and any updates have been read, understood and complied.

4. Duplicate Copies.  Each Access Person shall arrange that their broker or custodian send copies of confirms and statements showing all covered securities to the CCO at the Firm. This requirement also may be waived by the CCO in certain situations when the CCO determines that a  duplication of effort is already being performed with another registered entity or duplicate copies are unnecessary. A Form of Brokerage Letter is attached as Exhibit F.

vii. Reporting Exceptions (non-covered securities)

No reports are required to be filed on the following:

1. Transactions pursuant to an automatic investment plan such as a dividend reinvestment plan;

2. Money Market instruments;

3. Direct Obligations of the US government;

4.  Shares of unaffiliated open end mutual funds (ie.,mutual funds not managed or sub-advised by the Firm).

A Supervised Person must make a quarterly transaction report unless the report would duplicate information contained in broker trade confirmations or account statements received by the CCO.  A Supervised Person is required to report details of their purchases and sales of accounts managed by the firm but are not required to provide information regarding the underlying securities or trading for such accounts that are managed by the Firm.

D. Compliance with Applicable Laws and Regulations

The standards that guide our Firm and our industry cannot be upheld without knowledge of the applicable rules and regulations in place to protect and guide.   While the standards and supporting policies and

procedures outlined in this document will help guide you, it is your responsibility to know and comply with applicable state and federal securities laws.

Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

1. To defraud such client in any manner;

2. To mislead such client in any manner;

3. To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

4. To engage in any manipulative practice with respect to such client; or

5. To engage in any manipulative practice with respect to securities, including price manipulation.

Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act (collectively the “Rules”) require that the Firm and the Fund adopt a code of ethics containing provisions reasonably necessary to prevent Access Persons (as defined herein) from engaging in any act, practice or course of business prohibited by the Rules. Accordingly, this Code has been adopted to ensure that those who have knowledge of portfolio transactions or other confidential Client information will not be able to act thereon to the disadvantage of the Firm’s Clients. This Code is also designed to meet certain records requirements under the Advisers Act, as amended. The Code does not purport comprehensively to cover all types of  conduct  or transactions which may be prohibited or regulated by the laws and regulations applicable to the Firm and persons connected with the Firm.

You are required as a condition of employment to uphold all federal securities laws, policies and procedures throughout this Code as well as the Firm’s compliance manuals supporting this fundamental standard.

II.   ADMINISTRATION AND ENFORCEMENT OF THE CODE

A. Condition of Employment or Service

Compliance with the Code and applicable federal securities laws shall be a condition of employment or continued affiliation with the Firm.  Conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, reprimand, restriction on activities, personal fines, disgorgement, termination of employment or removal from office.  All Supervised Persons shall receive a copy of this Code and any amendments and shall certify annually, and with each update of this Code, that they have read and agree to comply with it in all respects and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.

B. Training and Education

Procedures for informing Supervised Persons about the Code will help to foster our shared values and avoid inadvertent violations.  The CCO will ensure that Supervised Persons have training and education regarding the Code.  All Supervised Persons are required to attend any training sessions and read any applicable materials. The CCO will provide you with a copy of the Code to be certified (i) within ten (10) days of first becoming a Supervised Person, (ii) annually, and (iii) whenever the Code is materially updated.

C. Reporting of Violations

i. Employee Reporting of Violations

Supervised Persons who become aware of any violation of the Code must report the violation to the CCO. If the CCO appears to be involved in the wrongdoing, the report may be made to a partner of the Firm. Examples of violations of the Code include, but are not limited to, any violation of any section herein; applicable laws, rules, regulations; fraud or illegal acts involving any aspect of the Firm’s business; material misstatements in the Firm’s regulatory filings, internal books and records, Client records or reports; and deviations from required controls and procedures that safeguard Clients.

Any  individual  who  wishes  to  report  violations  of  the  Code  may  choose  to  do  so  anonymously. Complaints submitted anonymously must be done either in writing or email and may be submitted in a confidential envelope addressed to the CCO.

The CCO’s conduct and periodic reports shall be reviewed by Micah White (an Officer of the Firm).  Mr. White will complete his reviews and promptly report any discrepancies to President of the Firm for any further appropriate action.

All  reports  of  violations  will  be  investigated  promptly  and  appropriately.    Retaliation  against  an individual who reports any violation in good faith will not be tolerated and will at a minimum constitute a further violation of the Code.

ii. Reports to the Board of the Fund

Quarterly, the Fund and the Firm must provide a written report to the Board of Trustees that describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.  At least annually, the report (see Exhibit H attached) will also certify to the Board of Trustees that the Fund and Firm each have adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.  The report should also include significant conflicts of interest that arose involving the Fund and Firm’s personal investment policies, even if the conflicts have not resulted in a violation of the Code.

D. Review and Amendments of the Code

At least annually, the CCO will review the adequacy of the Code and the effectiveness of its implementation.  The CCO will provide each Supervised Person with a copy of the Code (i) when they are first determined to be a Supervised Person; (ii) annually; and (iii) after any material changes.

Any material changes to this Code will be submitted to the Board of Trustees of the Funds for approval within six months of such change.  This Code is a corporate statement of policy, the contents of which may be modified, substituted, or altered at any time by the Firm.  All amendments to this Code must be approved by the management of the Firm.  This Code is not intended to create a contract of employment or to alter the employment relationship that exists between Employees and the Firm.

Annually, the CCO or his designee will provide each employee of the Firm with a copy of the Code of Ethics, as well as any amendments as they become available.   Employees are to provide a written

acknowledgement of their receipt of the Code and any amendments (see attached Exhibit G), within 30 days of receipt.

E. Exceptions to the Code

The CCO (subject to review by Firm management) shall have the authority to exempt any person or class of persons, or transaction or class of transactions, from any portion of this Code and to adopt interpretive positions with respect to any provision of this Code.  Any such action shall be based on a good faith determination that (i) such exemption or interpretation is consistent with the fiduciary principles set forth in this Code and applicable federal laws; and (ii) the likelihood of any abuse of the Code as a result of such exemption or interpretation is remote.

F. Review of Employee Trading Records

The CCO (or his delegate) shall from time to time review the reported personal securities transactions of Access Persons for compliance with the requirements of this Code. If the CCO determines that a violation of this Code may have occurred, before making a final determination that a material violation has been committed by an individual, the CCO may give such person an opportunity to supply additional information regarding the matter in question.

G. Enforcement

If any violation of this Code is determined to have occurred, the CCO (or the management of the Firm, if they so choose) may impose sanctions and take such other actions as he or she deems appropriate, including,  among  other  things,  requiring  that  the  trades  in  question  be  reversed,  requiring  the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause. All sanctions  and  other  actions  taken  shall  be  in  accordance  with  applicable  employment  laws  and regulations. Any profits or gifts forfeited shall be paid to the applicable Fund for the benefit of its shareholders or given to a charity, as the CCO shall determine is appropriate.

If the CCO determines that a material violation of this Code has occurred, he or she shall promptly report the violation and any enforcement action taken to the management of the Firm.

H. Records

The Firm shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission or the Trust’s Board of Trustees.

1.	A copy of this Code and any other code of ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

2.
A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3.	A copy of each report made pursuant to this Code by an Access Person, including any information provided in lieu of reports, shall be preserved by the Firm for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

4.
A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

5.
A copy of each report under Section IICii of this Code to the Trust’s Board of Trustees shall be preserved by the Firm for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

6.
The Firm shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities pursuant to this Code for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

7.	Any other information as may be required by Rules 17j-1(f) and 204A-1.

I.  Confidentiality

All reports of securities transactions and any other information filed with the Firm pursuant to this Code, shall be treated as confidential, except that the same may be disclosed to the Board of Directors of the Firm, the Trust’s Board of Trustees, to any regulatory or self-regulatory authority or agency upon its request, or as required by law or court or administrative order.

Outside requests for information concerning the Firm or any clients, should only be handled by authorized persons.  If a Supervised Person receives an inquiry from a governmental or regulatory agency on matters outside his or her area of responsibility or on legislative issues, such inquiries should be directed to the CCO. General inquiries from the media should be directed to the CCO or management.

J. Questions About This Code

All Employees are encouraged to bring any questions or concerns regarding the provisions in this Code or its application to any officer of the Firm.  This Code is not intended to be a comprehensive rulebook. Certain situations may require specific advice.

III.  DEFINITIONS

“Access Person” means (i) any director, trustee or officer of the Firm; (ii) any employee of the Firm or an Associated Person of the Firm who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Client, or whose functions relate to the making of any non-public recommendations with respect to the purchases or sales;  (iii) any natural person in a control relationship to the Firm who obtains information concerning recommendations made to the Clients with regard to the purchase or sale of Covered Securities by a Client; or (iv) anyone who has access to non-public information regarding any Clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund.

“Associated Person” means any person who is not an employee of the Firm but performs services on behalf of the Firm and who is deemed to be an Access Person or Limited Access Person as determined by the CCO.

“Limited Access Person(s)” means:  any employee of the Firm or any Associated Person of the Firm who is not an Access Person under this Code.

“Supervised Person(s)” means collectively Access Person, Limited Access Persons or any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser (or other person on behalf of the investment adviser) who provides investment advice and is subject to the supervision and control of the investment adviser.

“Beneficial Ownership” encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect economic benefit from the ownership of a security.   It also includes securities held by members of a person’s immediate family or similar type relationship sharing the same household; provided, however, this presumption may be rebutted.  The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships or any other person with whom the employee is currently making their home.  Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

“Client” means each investment advisory client of the Firm including, without limitation, the Funds. “Control” means the power to exercise a controlling influence over the management or polices of a company, unless such power is solely the result of an official position with such company.  Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 percent of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 percent of the voting securities of any company shall be presumed not to control such company.

“Covered Security” means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act.  The term “covered security” is very broad and includes items such as:  Options on securities, limited partnerships, foreign unit trusts and foreign mutual funds; and private investment funds, hedge funds, and investment clubs.

“Investment Personnel” means:  (a) any employee of the Firm who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities and such term includes any portfolio manager of the any Fund; or (b) any natural person who controls the Firm and who obtains information concerning recommendations made to a Client regarding the purchase or sale of securities.

“Initial Public Offerings” (“IPOs”) means an offering of securities registered under the Securities Act of
1933, as amended (“1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Limited or Private Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under the 1933 Act.

“Non-Covered Security” shall mean those securities not included in the definition of Covered Securities, such as: (a) direct obligations of the Government of the United States, (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (c) shares issued by money market funds, (d) shares of open-end mutual funds that are not advised or sub-advised by Nashville Capital Corporation, (e) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by Nashville Capital Corporation.

“Review Officer” means the Trust’s Review Officer and/or Chief Compliance Officer with respect to the Trust’s Code of Ethics.

“Trust” means the Monteagle Funds Trust including all affiliated Funds.

“Trust’s Code of Ethics” means that certain code of ethics of the Trust, as amended from time to time.

A “security held or to be acquired” means: (1) any security which, within the most recent 15 days:  (a) is or has been held by the Fund; or (b) is or has been considered by the Firm or the Funds for purchase by the Funds; and (2) any option to purchase or sell, and any security convertible into or exchangeable for, a security described in clause (1) above.

EXHIBIT A

INITIAL HOLDINGS REPORT

To the CHIEF COMPLIANCE OFFICER:

As of the below date, I held the following position in these securities in which I may be deemed to have a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Nashville Capital Corporation’s Code of Business Conduct and Ethics:

Security or Account name*	No. of Shares	Principal Amount	Broker/Dealer or Bank Where Account is Held

*  All accounts must be listed (including Non-Covered Securities). Identify each exchange ticker symbol or CUSIP symbol.

This report (i) excludes holdings with respect to  which  I  had  no  direct or  indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:	Signature:

Print Name:

EXHIBIT B

PERSONAL SECURITIES TRADING - PRECLEARANCE FORM

Account Information:

1.   Name of Employee:

2.   Name of Employee/Related Account:

3.   Account Number:

4.   Financial Institution:

Transaction Information:

5.   Name of Security & Exchange Ticker Symbol or CUSIP:

6.  Quantity:

7.   Common Stock [  ]  Put [  ]  Call [  ]  Convertible Bond [  ]  Maturity                              Other:

8.  This investment opportunity is of limited availability:  Yes [  ] No [  ]

9.  One or more of my Client Accounts owns this security. Yes [  ] No [  ]

I HEREBY CERTIFY THE FOLLOWING:

I hereby represent that the investment decision regarding the transaction is not in any way based on material, non-public information relating to the financial instrument that is the subject of the proposed transaction or the issuer or obligor of such institution, advance knowledge of a research report to be published by a financial institution, advance knowledge of a client order or any other form or type of confidential or proprietary information.

•	THIS TRANSACTION DOES NOT INVOLVE THE ACQUISITION OF SECURITIES IN AN INITIAL PUBLIC OFFERING OR A PRIVATE PLACEMENT.

•	I AM NOT AWARE OF ANY CONFLICT OF INTEREST WITH ANY CLIENT ACCOUNT THAT WOULD EXIST AS A RESULT OF THE PROPOSED TRADE.

EXCEPTIONS TO THE ABOVE:

I understand that if approval is granted, it only pertains to this proposed transaction and that such approval is valid only on the date granted.

EMPLOYEE SIGNATURE	DATE/TIME	COMPLIANCE OFFICER SIGNATURE

EXHIBIT C

SECURITIES TRANSACTION REPORT

For the Calendar Quarter Ended:
(mo./day/yr.)

To the CHIEF COMPLIANCE OFFICER:

During  the  quarter  referred  to  above,  the  following  transactions  were  effected  in securities in which I may be deemed to have had, or by reason of such transaction acquired, direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Nashville Capital Corporation’s Code of Business Conduct and Ethics:

Security Name and Symbol or CUSIP (including interest and maturity date, if any)	Date of Transaction	No. of Shares	Principal Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/ Dealer or Bank Through Whom Effected

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:	Signature:

Print Name:

EXHIBIT D

ACCOUNT ESTABLISHMENT REPORT

For the Calendar Quarter Ended:
(mo./day/yr.)

To the CHIEF COMPLIANCE OFFICER:

During the quarter referred to above, the following accounts were established for securities in which I may be deemed to have a direct or indirect Beneficial Ownership, and is required to be reported pursuant to Nashville Capital Corporation’s Code of Business Conduct and Ethics:

Broker/Dealer or Bank Where Account Was Established	Date Account Was Established

Date:	Signature:

Print Name:

EXHIBIT E

ANNUAL HOLDINGS REPORT

To the CHIEF COMPLIANCE OFFICER:

As of December 31,                      , I held the following positions in securities in which I may be deemed to have a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Nashville Capital Corporation’s Code of Business Conduct and Ethics:

Security or Account name*	No. of Shares	Principal Amount	Broker/Dealer or Bank Where Account is Held

*  All accounts must be listed (including Non-Covered Securities). Identify each exchange ticker symbol or CUSIP symbol.

This report is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:	Signature:

Print Name:

EXHIBIT F

FORM OF BROKERAGE LETTER

[Date]
[Broker Name]
[Address]

RE:  Account No.                                                                      Account Name

Dear [Name]

As of [Date], please send to [  ], a duplicate confirmation of each transaction in the above-named account and the monthly brokerage account statement for the above-named account.

Please mail the confirmations and account statements to:

[ ]
[ ]
[ ]
Attention: CHIEF COMPLIANCE OFFICER

Thank you for your prompt attention to this matter. Sincerely,

[Name]

cc: CHIEF COMPLIANCE OFFICER

EXHIBIT G

ANNUAL CERTIFICATE OF COMPLIANCE

Name (please print)

This is to certify that the attached Code of Business Conduct and Ethics was distributed to me.  I have read and understand the Code of Business Conduct and Ethics, and I understand my obligations thereunder. I certify that I have complied with the Code of Business Conduct and Ethics during the course of my association with Nashville Capital Corporation, and that I will continue to do so in the future.   Moreover, I agree to promptly report to the CHIEF COMPLIANCE OFFICER any violation or possible violation of the Code of Business Conduct and Ethics of which I become aware.

I understand that violation of the Code of Business Conduct and Ethics will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Signature

Date

EXHIBIT H

TO:	The Board of Trustees of Monteagle Funds (the “Trust”)

FROM:

RE:	Annual Code of Ethics Compliance Report

DATE:	September 30,

Rule 17j-1 under the Investment Company Act of 1940 requires that, at least once each year, the Board of Trustees shall be provided with a written report that (1) describes issues that arose during the previous year under the Trust’s Code of Ethics including, but not limited to, information about material violations and sanctions imposed in response to those material violations, and (2) certifies to the Board of Trustees that the Trust has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

During the past year (                    to                                            ), I have not discovered or been notified of any material violations of the Code of Ethics, nor have any sanctions been imposed upon any Access Person subject to the Code.

No issues or conflicts of interest arose during the past year under the Code of Ethics.

I.	CERTIFICATION

I,                                            , do hereby certify that the Trust has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

Chief Compliance Officer